Exhibit 10.11

Nonqualified Deferred Compensation Prototype Plan

NONQUALIFIED
DEFERRED COMPENSATION PLAN
BASIC PLAN DOCUMENT
(Including Code §409A provisions)

Nonqualified Deferred Compensation Prototype Plan
  NONQUALIFIED
DEFERRED COMPENSATION PLAN
BASIC PLAN DOCUMENT

By execution of the Adoption Agreement associated with this Basic Plan Document, the Employer establishes this Nonqualified Deferred Compensation Plan (“Plan”) for the benefit of Employee. The primary purpose of the Plan is to provide additional compensation to Participant upon termination of employment with the Employer, death, or the attainment of Normal Retirement Age. The Employer will pay Benefits under the Plan only in accordance with the terms and conditions set forth in the Plan.
PREAMBLE

ERISA/Code Plan Type. The Employer establishes the Plan as a nonqualified deferred compensation plan that is a plan maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” (“top-hat plan”) under ERISA §§201(2), 301(a)(3) and 401(a)(1).

I. DEFINITIONS

1.01 “Adoption Agreement” means the document the Employer executes to establish the Plan and includes all Exhibits and other documents referenced therein.

1.02 “Aggregated Plans” means this Plan and any other like-type plan of the Employer in which a given Participant participates and as to which the Plan (see Section 6.03(B)) or Treas. Reg. §1.409A-1 (c)(2) requires the aggregation of all such nonqualified deferred compensation in applying Code §409A. For this purpose, the following rules apply:

(A) Participants in Separate Plans. The plan for a Participant is treated as a separate plan from the plan for any other Participant.

(B) Dual Status. If a Participant in two like-type plans participates in one plan as an Employee and in the other as a Contractor, the plans are not Aggregated Plans. If an Employee also serves on the Employer’s board of directors (or in a similar capacity with regard to a non-corporate entity) and participates in like-type plans but participates in one plan as an Employee and in the other as a director (or similar capacity with regard to a non-corporate entity) [a “director plan”], the plans are not Aggregated Plans provided that the director plan is substantially similar to a plan the maintains for non-employee directors. If the director plan is not substantially similar, for purposes of aggregation, the director plan is treated as a plan for Employees. Director plans and plans for Contractors are subject to aggregation under this Section 1.02.

1.03 “Applicable Guidance” means as the context requires Code §§83, 409A and 457, Treas. Reg. §1.83, Treas. Reg. §§1.409A-1 through -6, Treas. Reg. §1.457-11, or other written Treasury or IRS guidance regarding or affecting Code §§83, 409A or 457(f), including, as applicable, any Code §409A guidance in effect prior to January 1, 2008.

1.04 “Basic Plan Document” means this Nonqualified Deferred Compensation Plan document.

1.05 “Benefit” means the Participant’s benefit under the Plan only as determined pursuant to Section 4.01 of the Adoption Agreement.

Nonqualified Deferred Compensation Prototype Plan
1.06 “Change in Control” means, as to an Employer which is a corporation, a change: (i) in the ownership of the Employer (acquisition by one or more persons acting as a group of more than 50% of the total voting power or fair market value of the Employer); (ii) in the effective control of the Employer (acquisition or acquisition during a 12-month period ending on the date of the latest acquisition, by one or more persons acting as a group of 30% or more of the total voting power of the Employer or replacement of a majority of the members of the board of directors of the Employer [described below, but including only the entity for which no other corporation is a majority shareholder] during any 12-month period by directors not endorsed by a majority of the board before the appointment or election); or (iii) in the ownership of a substantial portion of the assets of the Employer (acquisition or acquisition during a 12-month period ending on the date of the latest acquisition, by one or more persons [other than related persons described in Treas. Reg. §1.409A-3(i)(5)(vii)(B)] acting as a group of assets with a total gross fair market value of 40% or more of the total gross fair market value of all assets of the Employer immediately before such acquisition or acquisitions), each within the meaning of Treas. Reg. §1.409A-3(i)(5) or in Applicable Guidance. For this purpose, the Employer includes the Employer, the corporation which is liable for the payment of the Deferred Compensation, a majority shareholder (more than 50% of total fair market value and voting power) of the foregoing or a corporation in a chain of corporations in which each is a majority owner of another corporation in the chain, ending in the Employer or in the corporation that is liable for payment of the Deferred Compensation, all in accordance with Treas. Reg. §1.409A-3(i)(5)(ii). An event constituting a Change in Control must be objectively determinable and any certification thereof by the Employer or its agents may not subject to the discretion of such person. For purposes of applying this Section 1.06, stock ownership is determined in accordance with Code §318(a) as modified under Treas. Reg. §1.409A-3(i)(5)(iii). The Employer in its Adoption Agreement will elect whether a Change in Control includes any or all the events described in clauses (i), (ii) or (iii) and also may elect to increase the percentage change required under any such event to constitute a Change in Control.

1.07 “Code” means the Internal Revenue Code of 1986, as amended.

1.08 “Deferred Compensation” means the Benefits set forth in the Adoption Agreement. Compensation is Deferred Compensation if: (i) under the terms of the Plan and the relevant facts and circumstances, the Participant has a Legally Binding Right to Compensation during a Taxable Year that the Participant has not actually or constructively received and included in gross income; and (ii) pursuant to the Plan terms, the Compensation is or may be payable to or on behalf of the Participant in a later Taxable Year. Deferred Compensation includes Separation Pay paid pursuant to a Separation Pay Plan except as otherwise described in Treas. Reg. §1.409A-1(b)(9) relating to certain excluded Involuntary or Voluntary Separation from Service or Window Programs and certain reimbursements, medical benefits, in-kind benefits and limited payments. Deferred Compensation excludes certain “short-term deferrals” and all other items described in Treas. Reg. §§1.409A-1(b)(3), (4), (5), (6), (8), (10), (11) and (12) or in other Applicable Guidance.

1.09 “Disability” means a condition of a Participant who by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (i) is unable to engage in any substantial gainful activity; or (ii) is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees. The Employer will determine whether a Participant has incurred a Disability based on its own good faith determination and may require a Participant to submit to reasonable physical and mental examinations for this purpose. A Participant will be deemed to have incurred a Disability if: (i) the Social Security Administration or Railroad Retirement Board determines the Participant is totally disabled; or (ii) the applicable insurance company providing disability insurance to the Participant under an Employer sponsored disability program determines a Participant is disabled under the insurance contract definition of disability, provided such definition complies with the definition in this Section 1.09.

1.10 “Effective Date” of the Plan is the date the Employer specifies in the Adoption Agreement. If this Plan restates a Plan (written or otherwise) which was in effect before January 1, 2008, for periods before January 1, 2008, as to 409A Amounts, the standards and transition rules in effect under Notices 2006-79, 2006-64, 2003-33, 2006-4, Prop. Treas. Reg. §1.409A, Preamble, Section XI and Notice 2005-1 apply. See also the Treas. Reg. §1.409A Preamble, Section XII as to the treatment of certain actions which were in compliance with Applicable Guidance in effect before the issuance of such 409A Regulations on April 17, 2007, but which are not in compliance with such Regulations.

1.11 “Employee” means a person providing services to the Employer as a common law employee as described in Treas. Reg. §1.409A-1(f)(1) and who, for any Taxable Year of the Employee, is on the cash receipts and disbursements method of accounting for Federal income tax purposes.

1.12 “Employer” means the person or entity: (i) receiving the services of the Participant (even if another person pays the Deferred Compensation); (ii) with respect to whom the Legally Binding Right to Compensation arises; and (iii) who or which executes an Adoption Agreement establishing the Plan. The Employer includes all persons with whom the Employer would be considered a single employer under Code §§414(b) or (c). For purposes of this Plan, “Employer” means “service recipient” as that term in used in Treas. Reg. §1.409A-1 through -6.

Nonqualified Deferred Compensation Prototype Plan
1.13 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.14 “409A Amount” means: (i) any Compensation Deferred prior to January 1, 2005, unless such Deferred Compensation is a Grandfathered Amount; and (ii) any Compensation Deferred in Taxable Years beginning after December 31, 2004. In determining 409A Amounts, the rules of Section 1.02 regarding Aggregated Plans apply.

1.15 “Grandfathered Amount” means an amount of Deferred Compensation hereunder as to which, prior to January 1, 2005, a Participant: (i) had a Legally Binding Right to be paid Deferred Compensation; and (ii) was Vested. However, if the Employer after October 3, 2004, materially modifies the Plan as described in Treas. Reg. 1.409A-6(a)(4), then such amount ceases to be a Grandfathered Amount. In determining Grandfathered Amounts, the rules of Section 1.02 regarding Aggregated Plans apply.

1.16 “Legally Binding Right” means, in reference to Compensation, the grant by the Employer to the Participant of an enforceable right (under contract, statute or other applicable law) to Compensation where, after the Participant has performed the services which created the Legally Binding Right, the Compensation is not subject to unilateral reduction or elimination by the Employer or any other person. The Employer, based on the facts and circumstances and in accordance with Treas. Reg. §1.409A-1(b)(1), will determine: (i) whether a Legally Binding Right exists; or (ii) whether a Legally Binding Right does not exist on account of the existence of negative discretion which has substantive significance to reduce or eliminate the Compensation. Negative discretion does not exist where the Participant has effective control over the person with the negative discretion, has effective control over any portion of compensation of the decision maker or is a family member of the decision maker (within the meaning of Code §267(c)(4) applied as if the family of an individual includes the spouse of any member of the family). Compensation is not subject to unilateral reduction or elimination merely because: (i) it may be reduced or eliminated by operation of objective Plan terms, such as a Substantial Risk of Forfeiture; (ii) the Compensation is determined under a formula that provides for an offset based on benefits provided under another plan, including a qualified plan; or (iii) benefits are reduced on account of actual or notional investment losses, or, in a final average pay plan, because of subsequent decreases in compensation.

1.17 “Participant” means the Employee designated under Adoption Agreement Section 2.01. For purposes of this Plan, “Participant” means a “service provider” as that term in used in Treas. Reg. 1.409A-1 through-6, who is a participant in the Plan. A reference herein to “service provider” means another service provider to the Employer, whether or not that person is a Participant.

1.18 “Plan” means the Nonqualified Deferred Compensation Plan of the Employer established by and including the Adoption Agreement, the Basic Plan Document, the Trust, if any, and all notices, forms, elections and other written documentation to which the Plan refers. The Employer will set forth the name of the Plan in its Adoption Agreement. For purposes of applying Code §409A requirements this Plan is a non- account balance plan. This Plan does not constitute: (i) a Code §401(a) plan with and exempt trust under Code §501(a); (ii) a Code §403(a) annuity plan; (iii) a Code §403(b) annuity; (iv) a Code §408(k) SEP; (v) a Code §408(p) Simple IRA; (vi) a Code §501(c)(18) trust to which an active participant makes deductible contributions; (vii) a Code §457(b) plan; or (viii) a Code §415(m) plan.

1.19 “Retirement Age” means the date (if any) the Employer elects in the Adoption Agreement.

1.20 “Separation from Service”

(A) Employees. Separation from Service means in the case of an Employee, the Employee’s termination of employment with the Employer whether on account of death, retirement, Disability or otherwise.

Nonqualified Deferred Compensation Prototype Plan
(1) Insignificant or Significant Service/Presumptions. The Employer will determine whether an Employee has terminated employment (and incurred a Separation from Service) based on whether the facts and circumstances as described in Treas. Reg. §1.409A-1(h)(1)(ii). An Employee incurs a Separation from Service if the parties reasonably anticipate, based on the facts and circumstances, the Employee will not perform any additional services after a certain date or that the level of bona fide services (whether performed as an Employee or as a Contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether performed as an Employee or as a Contractor) over the immediately preceding 36-month period (or, if less, the period the employee has rendered service to the Employer) (“average prior service”). An Employee is presumed to have incurred a Separation from Service if the Employee’s service level decreases to 20% or less than the average prior service and an Employee is presumed to not have incurred a Separation from Service if the Employee’s service level continues at a rate which is 50% or more of the average prior service. No presumption applies where the Employee’s service level is more than 20% and less than 50% of the average prior service.

(2) Effect of Leave. An Employee does not incur a Separation from Service if the Employee is on military leave, sick leave, or other bona fide leave of absence if such leave does not exceed a period of 6 months, or if longer, the period for which a statute or contract provides the Employee with the right to reemployment with the Employer. If a Participant’s leave exceeds 6 months but the Participant is not entitled to reemployment under a statute or contract, the Participant incurs a Separation from Service on the next day following the expiration of 6 months. A leave of absence constitutes a bona fide leave of absence for this Section 1.20 only if there is a reasonable expectation that the Employee will return to perform services for the Employer. Where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 6 months, and where the Participant cannot perform his/her duties or the duties of any substantially similar position, in determining when a Separation from Service occurs, the above 6 month period is 29 months unless the Employer or the Employee terminate the leave sooner. For purposes of determining average prior service under Section 1.20 (A)(1), during a paid leave of absence which is not a Separation From Service, the Employee is treated as rendering bona fide services at a level that would have been required to earn the amount paid during the leave. If the leave of absence is unpaid, the leave period is disregarded in determining average prior service.

(B) Contractors. Separation from Service, in the case of a Contractor, means the expiration of the contract (or all contracts) under which the Contractor performs services for the Employer provided that the expiration constitutes a good-faith and complete termination of the contractual relationship between the Contractor and the Employer. A good-faith and complete termination does not occur if the Employer anticipates a renewal of the service contract or the Employer anticipates the Contractor becoming an Employee. The Employer anticipates the renewal of the contract if the Employer intends to contract again for the services provided under the expired contract and neither the Employer nor the Contractor has eliminated the Contractor as a possible provider of such additional services. The Employer is deemed to intend renewal of the Contractor’s expired contract if renewal is conditioned only upon incurring a need for services, the Employer’s ability to pay for the services, or both. See Section 4.01(E) as to Contractor “deemed” Separation from Service provisions.

(C) “Employer” for Purposes of Separation Rules. The “Employer” for purposes of applying this Section 1.20 (determining Separation from Service under the Plan) means as defined under Section 1.12 but by applying 50% in lieu of 80% in applying Code §§414(b) and (c).

(D) Dual Capacity. If a Participant renders service to the Employer both in the capacity as an Employee and as a Contractor (or changes status from Employee to Contractor or vice versa), the Participant must incur a Separation from Service in both capacities to constitute a Separation from Service. For this purpose, if a Participant renders service both as an Employee and as a member of the Employer’s board of directors (or an analogous position in the case of a non-corporate Employer) the director services (or the Employee services if this Plan relates to director services) are disregarded in determining whether the Participant has incurred a Separation from Service as to this Plan provided that the plans are not Aggregated Plans.

(E) Certain Asset Sales. In accordance with and subject to Treas. Reg. §1.409A-1(h)(4), if the Employer sells its assets to an unrelated party purchaser where the Participants otherwise would incur a Separation from Service and where such Participants will provide services to the purchaser after the sale closing, the Employer and the purchaser retain discretion no later than the asset sale closing date to specify in writing whether the Participants will incur a Separation from Service. In making such determination, the Employer and the purchaser must treat all affected Participants consistently.

Nonqualified Deferred Compensation Prototype Plan
1.21 “Specified Employee” means a Participant who is a key employee as described in Code§416(i)(1)(A), disregarding paragraph (5) thereof and using compensation as defined under Treas. Reg.§1.415(c)-2(a). However, a Participant is not a Specified Employee unless any stock of the Employer is publicly traded on an established securities market or otherwise and the Participant is a Specified Employee on the date of his/her Separation from Service. If a Participant is a key employee at any time during the 12 months ending on the Specified Employee identification date, the Participant is a Specified Employee for the 12-month period commencing on the Specified Employee effective date. The Specified Employee identification date is December 31. The Specified Employee effective date is the April 1 following the Specified Employee identification date. The Employer, in determining whether this Section 1.21 and all related Plan provisions apply, will determine whether the Employer has any publicly traded stock as of the date of a Participant’s Separation from Service. In the case of certain corporate transactions (a merger, acquisition, spin-off or initial public offering), or in the case of nonresident alien Employees, the Employer will apply the Specified Employee provisions of the Plan in accordance with Treas. Reg. §1.409A-1(i) and other Applicable Guidance. The Employer will apply the Specified Employee provisions of the Plan in accordance with Treas. Reg. §1.409A-1(i) and other Applicable Guidance.

1.22 “Specified Time or Fixed Schedule” means, in reference to a payment of Deferred Compensation, the Employer, at the time the Benefit is deferred can objectively determine: (i) the amount payable; and (ii) the payment date or dates. An amount is objectively determinable if the Plan specifically identifies the amount or if the Employer can determine the amount at the time it is due pursuant to an objective, nondiscretionary formula specified at the time the Employer grants a Legally Binding Right to the Deferred Compensation to the Participant or, if later, by the time the Participant would have had to make such an election if the Participant were provided such an election.

(A) Dates and Period(s). A payment is scheduled to occur at a specified time if it is a lump sum payment on a specific date, or a specific, objectively determinable date, including following the lapse of a substantial risk of forfeiture. A payment is scheduled to occur on a fixed schedule if it is a series of payments (which may include an annuity or a series of installments) payable on specific dates or on specifically, objectively determinable dates including following the lapse of a substantial risk of forfeiture. The designation of a Taxable Year of the Participant, or a defined period within a Taxable Year of the Participant, in which payment will occur is adequate designation of a specific date. For purposes of Sections 4.01 and 4.04, if the date specified is only a designated Taxable Year of the Participant, or a period of time during such a Taxable Year, the date specified under the plan is treated as the first day of such Taxable Year or the first day of the period of time, as applicable.

(B)Limitations and Link to Employer Receipts. A Fixed Schedule may include certain: (i) limitations on the amount payable at a specified time of during a specified period expressed either as a stated limit or based on an objective nondiscretionary formula; and (ii) payment schedules based on the timing of payments received by the Employer as described in Treas. Reg. §§1.409A-3(i)(1)(ii) and (iii) and other Applicable Guidance.

(C) Tax Gross-Up Payments. A Specified Time or Fixed Schedule may include tax gross-up payments made by the end of the Participant’s Taxable Year which follows the Taxable Year in which the Participant remits the related taxes resulting from compensation paid or made available to the Participant by the Employer, as described in Treas. Reg. §1.409A-3(i)(1)(v) and other Applicable Guidance.

Nonqualified Deferred Compensation Prototype Plan
1.23 “Substantial Risk of Forfeiture”

(A) 409A Amounts. Substantial Risk of Forfeiture means as to 409A Amounts, and other than for purposes of application of Code §457(f), Compensation which is payable conditioned: (i) on the performance of substantial future services by any person including the Participant; or (ii) on the occurrence of a condition related to a purpose of the Compensation, and where under clause (i) or (ii) the possibility of forfeiture is substantial. A condition related to the purpose of the Compensation relates to the Participant’s performance for the Employer or to the Employer’s business activities or organizational goals. A Substantial Risk of Forfeiture includes conditioning payment on the Participant’s Involuntary Separation from Service without cause provided the possibility of not incurring such a Separation from Service is substantial. Except as to payment of Compensation related to a Change in Control, a Substantial Risk of Forfeiture does not include any addition of a condition after a Legally Binding Right to the Compensation arises or any extension of a period during which the Compensation is subject to a Substantial Risk of Forfeiture. Compensation is not subject to a Substantial Risk of Forfeiture merely because payment is conditioned on the Participant’s refraining from performing services. Compensation is not subject to a Substantial Risk of Forfeiture beyond the date or time that the Participant otherwise could have elected to receive the Compensation unless the present value of the amount subject to the Substantial Risk of Forfeiture (determined without regard to the Substantial Risk of Forfeiture) is materially greater than the present value of the amount that the Participant otherwise could have elected to receive, absent the Substantial Risk of Forfeiture. In addition, Compensation the Participant would receive for continuing to perform service for the Employer (such as through the extension of an employment contract) is disregarded in determining whether the present value of such non- Vested payment amount is materially greater than the Compensation which the Participant could have elected to receive presently. In determining whether the possibility of forfeiture is substantial in the case of rights to Compensation granted to a Participant who owns significant voting power or value in the Employer, the Employer in accordance with Treas. Reg. §1.409A-1(d)(3) and Applicable Guidance, will take into account all relevant facts and circumstances.

(B)Grandfathered Amounts. A Substantial Risk of Forfeiture for Grandfathered Amounts is defined in Treas. Reg. §1.83-3(c) and in Notice 2005-1, Q/A-16(b) or in Applicable Guidance.

1.24“Taxable Year” means as to the Participant, the Participant’s taxable year and means as to the Employer, the Employer’s taxable year, in each case as the Plan provides or as the context otherwise requires.

1.25 “USERRA” means the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

1.26“Vested” means an amount of Deferred Compensation which is not subject to a Substantial Risk of Forfeiture or to a requirement to perform further services for the Employer. For purposes of determining whether an amount satisfies the vesting requirement for Grandfathered Amounts under Article VII, the definition of Substantial Risk of Forfeiture in Section 1.23(B) applies.

1.27 “Year of Service” means the requirements, if any, the Employer specifies in its Adoption Agreement.

II. PARTICIPATION

2.01 Participants Designated. The Employer will designate in its Adoption Agreement the Employee (by name, job title or other classification) who is a Participant in the Plan.

III. VESTING AND SUBSTANTIAL RISK OF FORFEITURE

3.01 Vesting Schedule or other Substantial Risk of Forfeiture. The Employer will specify in its Adoption Agreement any vesting schedule or other Substantial Risk of Forfeiture applicable to the Benefit.

3.02 Immediate Vesting on Specified Events. The Employer will specify in its Adoption Agreement whether a Participant is Vested in a Benefit without regard to Years of Service if the Participant Separates from Service on or following Retirement Age, or as a result of death, Disability, or other events.

3.03 Forfeitures. A Participant will forfeit any non-Vested portion of the Benefit (where vesting is based on a service condition) upon Separation from Service. A Participant will forfeit any other non-Vested portion of the Benefit when the condition constituting a Substantial Risk of Forfeiture can no longer be satisfied, such as its expiration date.

Nonqualified Deferred Compensation Prototype Plan
IV. BENEFIT PAYMENTS

4.01 Payment Events. The Employer in its Adoption Agreement will specify the Plan permissible payment events as all or some of the following payment events affecting a Participant: (i) Separation from Service; (ii) death; (iii) Disability; (iv) a Specified Time or pursuant to a Fixed Schedule; or (v) Change in Control. As to payment events (i), (ii),(iii) and (v), the Plan will pay to the Participant the Benefit provided for in the Adoption Agreement on the applicable payment event or on another specified payment date as provided in Section 4.01. Payment will commence at the time and in the form indicated in Section 4.01. Payment will be made in the medium specified under Section 4.02.

(A) Payment on Objective and Nondiscretionary (Specified) Payment Date(s). The Plan or a change payment election must provide for a payment date that the Employer, at the time of the payment event, can determine objectively and without the exercise of discretion. Such payment date may, but need not, coincide with a payment event, but any payment date must be on or following and must relate to a Plan payment event.

(1) Payment Schedule as Payment Date. A specified payment date may include a payment schedule which is objectively determinable and nondiscretionary based on the date of the payment event and that would qualify as a Fixed Schedule if the payment event were a fixed date. An election of a payment schedule must be made at the time of the election of the payment event.

(2) Designation of Year or Other Period. A specified payment date or a specified payment schedule with regard to any payment event other than a Specified Time or pursuant to a Fixed Schedule may include: (i) a Participant’s Taxable Year or Years; or (ii) a designated period of time but only if the designated period both begins and ends within one Taxable Year of the Participant or the designated period is not more than 90 days and the Participant does not have the right to designate the Taxable Year of payment except under a change payment election under Section 4.02(B). For purposes of clause (ii), this includes designation of payment on or before the last date of the designated (maximum 90 day) period but after the payment event occurs.

(3) Deemed Payment Date. If the Adoption Agreement or any such election provides for payment only in a designated Taxable Year or Years, the payment date is deemed to be January 1 of that Year or Years. If the Adoption Agreement or any such election provides for payment only in a designated period, the payment date is deemed to be the first day in the relevant period.

(B)  Payment Event Default. This Section 4.01(B) applies if the Employer in its Adoption Agreement fails to elect one or more payment events described in this Section 4.01. In such event, the Plan will pay the affected Participant’s Vested Benefit following the earlier of the Participant’s Separation from Service or death. See Section 4.02(A)(4) as to the applicable default for the time, form and medium of such payments. If this default provision applies, the default payment is deemed to be an initial payment election under the Plan.

(C)  Multiple Payment Events; Sequencing. The Plan or a change of payment election may provide for more than one permissible payment event and may provide for payment upon the earliest or latest of more than one permissible payment event. See Section 4.02(A)(3) as to limitations on the number of time and form of payment elections which may apply to a single payment event.

(D) Payment to Specified Employees. Notwithstanding anything to the contrary in the Plan, the Plan may not make payment, based on Separation from Service to a Participant who, on the date of Separation from Service is a Specified Employee, earlier than 6 months following Separation from Service (or if earlier, upon the Specified Employee’s death), except as permitted under this Section 4.01(D). This limitation applies regardless of the Participant’s status as a Specified Employee or otherwise on any other date including the next Specified Employee effective date had the Participant continued to render services through such date. The Employer, operationally and without any direct or indirect Participant election, will elect whether any payments that otherwise would be payable to the Specified Employee during the foregoing 6 month period: (i) will be accumulated and payment delayed until the first day of the seventh month that is after the 6 month period; or (ii) will be delayed by 6 months as to each installment otherwise payable during the 6 month period. This Section 4.01(D) does not apply to payments made on account of a domestic relations order, payments made because of a conflict of interest, or payment of employment taxes, all as described in Treas. Reg. 1.409A-3(i)(2)(i). This Section 4.01(D) also does not apply to any reimbursement or in-kind benefit which is separation pay but which is not Deferred Compensation under Section 1.08.

Nonqualified Deferred Compensation Prototype Plan
(E)  Deemed Separation of Contractor. The special payment timing rules in this Section 4.01(E) apply to Contractors. Compliance with this Section 4.01(E) results in the Contractor being deemed to have incurred a Separation from Service under Section 1.20. Under this Section 4.01(E): (i) the Plan will not pay a Contractor’s Benefit, or any portion thereof, before a date that is at least 12 months after the expiration of the contract (or all contracts) under which the Contractor performs services for the Employer; and (ii) no amount payable under clause (i) will be paid to the Contractor if the Contractor (whether as a Contractor or an Employee) performs services for the Employer after the contract(s)’ expiration and before the payment date.

4.02 Payment Elections. The Employer will specify in its Adoption Agreement the permissible: (i) payment timing; (ii) payment form (lump-sum, installments, annuity or other form, including a combination thereof); and (iii) payment medium (cash or property) applicable to Benefits. A permissible payment medium election may, but is not required to be, made at the same time as the initial payment election or change payment election, but must be made a reasonable time before any payment date. No election as to payment medium may change the time or form of payment.

(A)Initial Payment Election. The Employer will make an initial payment election and the payment events, timing, form and medium are controlled by the Employer’s Adoption Agreement. If there are multiple payment events, the Plan will make payment based on the earliest event to occur.

(1) Initial Election. The elected Adoption Agreement and applicable Plan provisions constitute an initial payment election under the Plan.

(2) Timing. The Employer must make an initial payment election as to a Participant at the time that the Employer grants a Legally Binding Right to Deferred Compensation to the Participant, or, if later, by the time that the Participant would have had to make such election, if the Plan had permitted the Participant to make such an election. In the case of a newly eligible Participant or a new Plan, the Employer must make the initial payment election no later than 30 days after the date the Employee or Contractor becomes a Participant.

(3) Limitations on Payment Time and Form; Multiple Payment Events. Except as otherwise provided in this Section 4.02(A)(3), the Plan or a payment election may designate only one time and form of payment for each of the following payment events: Separation from Service, Disability, death or Change in Control.

(a) Disability, Death or Change in Control. In the case of payment in the event of Disability, death or Change in Control, the Plan or payment election may provide for one time and/or method of payment if the event occurs on or before one specified date and may provide for an alternative time and form of payment if the event occurs after the specified date.

(b) Separation From Service. In the case of payment in the event of Separation from Service, the Plan or payment election may provide for an alternative time and form of payment where: (i) Separation from Service occurs within a limited period of time not exceeding two years following a Change in Control; (ii) Separation from Service occurs before or after a specified date or Separation occurs before or after the combination of a specified date and a specified period of service determined under a predetermined, nondiscretionary objective formula or pursuant to the method for crediting service under a qualified plan of the Employer (but not both of the options under clause (ii)); and Separation from Service which is not described in clause (i) or (ii). However, neither the Plan nor a payment election may provide for a different time and form of payment based on whether Separation from Service is Voluntary or Involuntary or based on the Participant’s marital status at the time of Separation from Service.

(c) Addition, Change or Deletion of Time and Form. The addition, change, or deletion of an alternative time and form of payment (after the initial payment election has become irrevocable) as permitted under this Section 4.02(A)(3) is a change payment election subject to Section 4.02(B) and is subject to Section 4.02(C).

(4) Time, Form and Medium Default. If the Employer fails to elect the time, form and medium of Benefit payments in the Adoption Agreement, the Plan will pay the affected Participant’s Vested Benefit attributable to the non-election under this default provision, in a lump-sum cash payment 13 months following the earliest event permitting payment under Section 4.01 (including, if applicable, the default payment events under Section 4.01(B)). If this default provision applies, the default payment is deemed to be an initial payment election under the Plan.

Nonqualified Deferred Compensation Prototype Plan
(B) Change Payment Election. The Employer will elect in its Adoption Agreement whether the Employer or a Participant may make a change payment election under this Section 4.02(B). If the Plan permits change elections, the Employer in its Adoption Agreement will elect whether to limit the number of change payment elections. If the Plan permits a Participant or the Employer to change existing payment elections (initial or change payment elections) as to any or all Deferred Compensation, including any Plan specified initial payment election or a default payment applicable in the absence of an actual initial payment election, any such change payment election must comply with this Section 4.02(B). A change payment election may add or delete payment events, may delay payment and/or may change the form of payment, provided the change does not result in an impermissible acceleration under Section 4.02(C).

(1)  Conditions on Change Payment Elections.

(a) Election Timing/Deferral of Payment. Any change payment election: (i) may not take effect until at least 12 months following the date the change payment election is made; (ii) if the change payment election relates to a payment based on Separation from Service or on Change in Control, or if the payment is at a Specified Time or pursuant to a Fixed Schedule, the change payment election must result in payment being made not earlier than 5 years following the date upon which the payment otherwise would have been made (or, in the case of a life annuity or installment payments treated as a single payment, 5 years from the date the first amount was scheduled to be paid); and (iii) if the change payment election relates to payment at a Specified Time or pursuant to a Fixed Schedule, the Participant or Employer must make the change payment election not less than 12 months prior to the date the payment is scheduled to be made (or, in the case of a life annuity or installment payments treated as a single payment, 12 months prior to the date the first amount was scheduled to be paid).

(b) Application of Other Rules. A change payment election must satisfy the Plan provisions applicable to initial payment elections under Section 4.02(A)(3) related to multiple payment events. For purposes of application of Section 4.02(A)(3), Section 4.02(B)(1)(a) applies separately as to each Payment described under Section 4.02(B)(2) and due upon each payment event.

(c) USERRA Rights. The requirements of Section 4.02(B) are deemed satisfied as to any change payment election which the Plan provides to satisfy the requirements of USERRA. Such elections are not an acceleration under Section 4.02(C).

(d)  Rejection. If the Employer under Section 4.05 rejects a Participant’s change payment election, the initial payment election continues to apply unless and until the Participant makes another change payment election which the Employer accepts.

(2)  Definition of “Payment.” Except as otherwise provided in Section 4.02(B)(3), a “payment” for purposes of applying Section 4.02(B)(1) is each separately identified amount the Plan is obligated to pay to a Participant on a determinable date and includes amounts paid for the benefit of the Participant. An amount is “separately identified” only if the amount is objectively determinable under a nondiscretionary formula. A payment includes the provision of any taxable benefit, including payment in cash or in-kind. A payment includes, but is not limited to, the transfer, cancellation or reduction of an amount of Deferred Compensation in exchange for benefits under a welfare benefit plan, fringe benefits excludible under Code§§119 or 132, or any other benefit that is excluded from gross income. In the case of a Specified Time or a Fixed Schedule, “payment” for purposes of Section 4.02(B)(1) means as further described in Treas. Reg.§1.409A-3(i)(1).

Nonqualified Deferred Compensation Prototype Plan
(3)  Life Annuities and Installment Payments.

(a) Life Annuities. A life annuity is treated as a single payment. For purposes of this Section 4.02(B)(3), a “life annuity” is a series of substantially equal periodic payments, payable not less frequently than annually, for the life (or life expectancy) of the Participant. A change in the form of payment before any annuity payment has been made from one type of life annuity to another with the same scheduled date for the first payment is not subject to the change payment election requirements provided that the annuities are actuarially equivalent applying reasonable actuarial assumptions and that at any given time, the same actuarial assumptions and methods are used to value each annuity. The requirement of actuarial equivalence applies for the duration of the Participant’s participation in the Plan such that the annuity payment must be actuarially equivalent at all times for the annuity payment options to be treated as a single time and method of payment. The Plan over time may change actuarial assumptions and methods provided such methods and assumptions are reasonable. The following features are disregarded in determining if the payment is a life annuity but are taken into account in determining if one life annuity is the actuarial equivalent of another: (i) term certain features under which payments continue for the longer of the annuitant’s life or for a fixed period of time; (ii) pop-up features under which payments increase upon the death of the Beneficiary or other event which eliminates the survivor annuity; (iii) cash refund features under which there is a payment on the death of the last annuitant in an amount not greater than the excess of the present value of the annuity at the annuity starting state over the total payments before the last annuitant’s death; (iv) a feature under which the annuity provides higher periodic payments before the expected commencement of Social Security or Railroad Retirement Act benefits and lower payments after the expected commencement of such benefits, such the combined payments are approximately level before and after the expected commencement date; and (v) features providing for a cost-of-living increase in the annuity payment in accordance with Treas. Reg. §1.409A-6, Q & A-14(A)(1) or (2).

(b) Installments. The Employer will treat the installments which are not a life annuity as a single payment. For purposes of this Section 4.02(B)(3), a “series of installment payments” means payment of a series of substantially equal periodic amounts to be paid over a predetermined number of years. For this purpose, a series of installment payments over a predetermined period and: (i) a series of installments over a shorter or longer period; and (ii) a series of installments over the same period but with a difference commencement date, are different times and methods of payment and a change in the predetermined period or commencement date is subject to this Section 4.02(B). An installment payment does not fail to be an installment solely because the plan provides for an immediate payment of all remaining installments if the present value of the Deferred Compensation to be paid in the remaining installments falls below a predetermined amount, and the immediate payment in not an acceleration under Section 4.02(C) provided that the payment election establishes this feature, including the predetermined amount triggering immediate payment and that any change to the feature is subject to this Section 4.02(B).

(4) Coordination with Anti-Acceleration Rule. The definition of “payment” in Sections 4.02(B)(2) and (3) also applies to Section 4.02(C). A change payment election may change the form of payment to a more rapid schedule (including a change from installments to a lump-sum payment) without violating Section 4.02(C), provided any such change remains subject to the change payment election provisions under this Section 4.02(B).

(5) Multiple Payment Events. If the Plan permits multiple payment events, the change payment election provisions of Section 4.02(B)(1) apply separately as to each payment due upon each payment event. The addition or deletion of a permissible payment event to Deferred Compensation previously deferred is subject to the change election provisions of Section 4.02(B)(1) where the additional event may cause a change in the time or form of payment. However the addition of death, Disability or Unforeseeable Emergency as an “earliest of” payment event is not a change payment election and is not an impermissible acceleration under Section 4.02(C).

(6) Domestic Relations Orders. An election, pursuant to or reflected in a domestics relations order under Code §414(p)(1)(B), by someone other than the Participant, as to payments to a person other than the Participant, is not a change payment election subject to this Section 4.02(B).

(7) Certain Payment Delays not Subject to Change Payment Election Rules. The Employer operationally will elect whether to apply the some or all of the following payment delay provisions. The Employer in applying such provisions must treat all payments to similarly situated service providers on a reasonably equivalent basis. If applicable, these provisions do not result in the Plan failing to provide for payment upon a permissible event as Code §409A requires nor are the delays treated as a change payment election under this Section 4.02(B).

Nonqualified Deferred Compensation Prototype Plan
(a) Non-deductible Payment. The Plan may delay payment to a Participant if the Employer reasonably anticipates that the Employer’s deduction for the scheduled payment of the Participant’s Deferred Compensation will be barred under Code §162(m). In such event, the Plan (without any Participant election as to timing) will pay such Deferred Compensation either in the Participant’s first Taxable Year in which the Employer reasonably anticipates or should reasonably anticipate that Code §162(m) will not apply or during the period beginning on the date the affected Participant Separates from Service and ending on the later of the last day of the Participant’s Taxable Year in which the Separation occurs or the 15th day of the third month following the Separation. If the Employer fails to delay under this Section 4.02(B)(7)(a) all scheduled payments during a Taxable Year which could be so delayed, the Employer’s delay of any payment is a change payment election subject to this Section 4.02(B). If the Employer delays payment until the Participant’s Separation from Service, the payment is considered as made based on Separation from Service for purpose of application of Section 4.01(D) and payment to a Specified Employee will be made on the date that is six months after Separation from Service.

(b) Securities or Other Laws. The Plan may delay payment to a Participant if the Employer reasonably anticipates that the payment will violate Federal securities law or other applicable law. The Plan will pay such Deferred Compensation at the earliest date at which the Employer reasonably anticipates that the payment will not cause a violation of such laws. For purposes of this Section 4.02(B)(7)(b), a violation of “other applicable law” does not include a payment which would cause inclusion of the Deferred Compensation in the Participant’s gross income or which would subject the Participant to any Code penalty or other Code provision.

(c) Change in Control. The Plan may delay payment to a Participant related to a Change in Control and that occur under the circumstances described in Treas. Reg. 1.409A-3(i)(5)(iv).

(d) Other. The Plan may delay payment to a Participant upon such other events as Applicable Guidance may permit.

(C) No Acceleration.

(1) General Rule. No person may accelerate the time or schedule of any Plan payment or amount scheduled to be paid under the Plan. For this purpose, the payment of an amount substituted for the Deferred Compensation is a payment of the Deferred Compensation, as provided in Treas. Reg. §1.409A-3(f).

(2) Not an Acceleration. Certain actions as described in Treas. Reg. §§1.409A-3(j)(1), (2),(3),(5) and (6) are not an acceleration including: (i) certain payments made as a result of an intervening payment event and made in accordance with Plan provisions or pursuant to an initial payment election under Sections4.01 and 4.02 or a change payment election under Section 4.02(B); (ii) the Employer’s waiver or acceleration of the satisfaction of any condition constituting a Substantial Risk of Forfeiture provided that payment is made only upon a permissible payment event; or (iii) the addition of death, Disability or Unforeseeable Emergency as payment events where such addition results in an earlier payment than would have occurred without the addition of such events.

(3) Permissible Accelerations/ Including Cash-Out. Notwithstanding Section 4.02(C)(1), the Employer in its sole discretion and without any Participant discretion or election, operationally may elect accelerations of the time or schedule of payment from the Plan in any or all of the circumstances described in Treas. Reg. §§1.409A-3(j)(4)(ii) through (xiv). Such circumstances include, but are not limited to, the mandatory lump-sum payment of the Participant’s entire Vested portion of the Benefit at any time provided that the Employer evidences its discretion to make such payment in writing no later than the date of payment, the payment results in the termination and liquidation of the Participant’s interest under the Plan and under all Aggregated Plans, and the payment amount does not exceed the applicable dollar amount under Code§402(g)(1)(B). The Employer in applying this Section 4.02(C)(3) must treat all similarly situated service providers on a reasonably equivalent basis. See Section 6.03 as to Plan termination which also results in a permissible acceleration.

4.03 Withholding. The Employer will withhold from any payment made under the Plan and from any amount taxable under Code §409A, all applicable taxes, and any and all other amounts required to be withheld under Applicable Guidance.

4.04 Payments Treated as Made on Payment Date.

Nonqualified Deferred Compensation Prototype Plan
(A) Certain Late Payments. The Plan’s payment of Deferred Compensation is deemed made on the Plan required payment date or payment election required payment date even if the Plan makes payment after such date, provided the payment is made by the latest of: (i) the end of the Taxable Year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date provided that the Participant is not able, directly or indirectly, to designate the Taxable Year of payment; (iii) in case the Employer cannot calculate the payment amount on account of administrative impracticality which is beyond the Participant’s control, in the first Taxable Year of the Participant in which payment is practicable; (iv) in case the making of the payment on the specified date would jeopardize the Employer’s ability to continue as a going concern, in the first Taxable Year of the Participant in which the payment would not have such effect. The Employer may cause the Plan to pay a Participant’s Benefit on any date which satisfies this Section 4.04(A) and that is administratively practicable following any Plan specified payment date or the date specified in any valid payment election.

(1) Change in Control. In the case of certain Change in Control events, as described in Treas. Reg. §1.409A-3(i)(5)(iv), certain transaction based compensation paid on the same schedule and on the same terms as apply to shareholders generally with respect the Employer’s stock or as the payments to the Employer, is treated as paid on the designated payment date. Further, such payments made within 5 years after the Change in Control event are deemed compliant with Sections 4.02(A) and (B).

(2)  Disputed Payments. In the event of a dispute between the Employer and a Participant as to whether Deferred Compensation is payable to the Participant or as to the amount thereof, or any other failure to pay, payment is treated as paid on the designated payment date if such payment is made in accordance with Treas. Reg. §1.409A-3(g).

(B) Early Payments. The Employer also may cause the Plan or Trustee to pay on a date no earlier than 30 days before the specified payment date provided the Participant is not able, directly or indirectly, to designate the Taxable Year of the payment. Such “early” payments are not an accelerated payment under Section 4.02(C).

4.05 Payment Election Requirements. The term “payment election,” for purposes of this Section 4.05(B) and the Plan generally, means either an initial payment election under Section 4.02(A) or a change payment election under Section 4.02(B).

(A) Compliance with Plan Terms. All initial payment elections and change payment elections must be consistent with the Plan and with the Adoption Agreement.

(B) When Election is Considered Made; Irrevocability.

(1) Participant Elections. A Participant’s payment election is not considered made for any purpose under the Plan until both: (i) the Employer approves the election; and (ii) the election has become irrevocable. A Participant’s payment election is always revocable until the Employer accepts the election, which acceptance must occur within the time period described in Section 4.05(C). A Participant’s payment election becomes irrevocable as the Employer elects in its Adoption Agreement.

(2) Employer Elections. The Employer’s payment election is not considered made for any purpose under the Plan until the election has become irrevocable. The Employer’s initial payment election is irrevocable after the last permissible date for making the election under Section 4.02(A)(2). The Employer’s change payment election relating to payment at a Specified Time or pursuant to a Fixed Schedule is irrevocable after the last permissible date for making the election under Section 4.02(B)(1)(a). The Employer’s change payment election relating to payment based on any other payment event (not a Specified Time or Fixed Schedule) remains revocable for 30 days following the Employer’s execution of the change payment election.

(3)  Effect of Changes While Election is Revocable. Any change made to a payment election while the election remains revocable is not a change payment election, either for purposes of Section 4.02(B)(1) timing rules or in applying any Plan limit on the number of change payment elections a Participant may make as to any amount of Deferred Compensation. Any modification to a payment election after the election has become irrevocable is a change payment election (if made with respect to an initial payment election) or is a new change payment election (if made with respect to a change payment election).

Nonqualified Deferred Compensation Prototype Plan
(C) Employer Approval of Participant Elections. The Employer expressly and in writing must approve any Participant payment election as to timing, form and medium, even if the Plan and Adoption Agreement permit such election. The Employer, in its absolute discretion, may withhold approval for any reason, including, but not limited to, non-compliance with Plan terms. However, the Employer must approve or reject any such election within the time period during which the Participant would have had to make the election. If the Employer does not so approve or reject a payment election, the election is deemed rejected within such time period.

V. TRUST ELECTION AND PLAN EARNINGS

5.01 Unfunded Plan. The Employer intends this Plan to be an unfunded plan that is wholly or partially exempt under ERISA. No Participant or successor thereto has any legal or equitable right, interest or claim to any property or assets of the Employer, including any Benefit under the Plan except as the Plan otherwise permits. The Employer’s obligation to pay Plan Benefits is an unsecured promise to pay. Any assets remain subject to claims of the Employer’s general creditors and no Participant’s claim to Plan assets has any priority over any general unsecured creditor of the Employer. Except as otherwise provided in the Plan, all Plan assets, including all incidents of ownership thereto, at all times will be the sole property of the Employer.

5.02 No Trust. This Plan does not create a trust for the benefit of any Participant. If the Employer does not establish the Trust: (i) the Employer may elect to make notional contributions in lieu of actual contributions to the Plan; and (ii) the Employer may elect not to invest any actual Plan contributions. If the Employer elects to invest any actual Plan contributions in whole or in part in life insurance policies or mutual funds, such investments will be held for the Employer’s benefit in providing for the Employer’s obligations under the Plan or for such other purposes as the Employer may determine.

VI. MISCELLANEOUS

6.01 No Assignment. No Participant has the right to anticipate, alienate, assign, pledge, encumber, sell, transfer, mortgage or otherwise in any manner convey in advance of actual receipt, the Participant’s Benefit. Prior to actual payment, a Participant’s Benefit is not subject to the debts, judgments or other obligations of the Participant and is not subject to attachment, seizure, garnishment or other process applicable to the Participant.

6.02 Not Employment Contract. This Plan is not a contract for employment between the Employer and any Employee who is a Participant. This Plan does not entitle any Participant to continued employment with the Employer, and benefits under the Plan are limited to payment of a Participant’s Benefit in accordance with the terms of the Plan.

6.03 Amendment and Termination.

(A) Amendment. The Employer reserves the right to amend the Plan at any time to comply with Code§409A, Treas. Reg. §1.409A and other Applicable Guidance or for any other purpose, provided that such amendment will not result in taxation to any Participant under Code §409A. Except as the Plan and Applicable Guidance otherwise may require, the Employer may make any such amendments effective immediately.

(B) Termination. The Employer may terminate, but is not required to terminate and liquidate the Plan under the following circumstances:

(1)  Dissolution/Bankruptcy. The Employer may terminate and liquidate the Plan within 12 months following a dissolution of a corporate Employer taxable under Code §331 or with approval of a Bankruptcy court under 11 U.S.C. §503(b)(1)(A), provided that the Deferred Compensation is paid to the Participants and is included in the Participants’ gross income in the latest of (or, if earlier, the Taxable Year in which the amount is actually or constructively received): (i) the calendar year in which the plan termination and liquidation occurs; (ii) the first calendar year in which the amounts no longer are subject to a Substantial Risk of Forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

Nonqualified Deferred Compensation Prototype Plan
(2)  Change in Control. The Employer may terminate and liquidate the Plan by irrevocable action taken within the 30 days preceding or the 12 months following a Change in Control, provided the Employer distributes all Vested Benefits (and must distribute the Vested Benefits under any Aggregated Plans which the Employer must also terminate and liquidate as to each Participant who has experienced the Change in Control) within 12 months following the date of Employer’s irrevocable action to terminate and liquidate the Plan and Aggregated Plans. Where the Change in Control results from an asset purchase transaction, the “Employer” with discretion to terminate and liquidate the Plan is the Employer that is primarily liable after the transaction to pay the Deferred Compensation.

(3) Other. The Employer may terminate the Plan for any other reason in the Employer’s discretion provided that: (i) the termination and liquidation does not occur proximate to a downturn in the Employer’s financial health; (ii) the Employer also terminates all Aggregated Plans in which any Participant also is a participant; (iii) the Plan makes no payments in the 12 months following the date of Employer’s irrevocable action to terminate and liquidate the Plan other than payments the Plan would have made irrespective of Plan termination; (iv) the Plan makes all payments within 24 months following the date of Employer’s irrevocable action to terminate and liquidate the Plan; and (v) the Employer within 3 years following the date of Employer’s irrevocable action to terminate and liquidate the Plan does not adopt a new plan covering any Participant that would be an Aggregated Plan.

(4) Applicable Guidance. The Employer may terminate and liquidate the Plan under such other circumstances as Applicable Guidance may permit.

(C) Effect on Vesting. Any Plan amendment or termination will not reduce the Vested portion of Participant’s Benefit at the date of the amendment or termination and will not accelerate vesting except as the Employer may expressly provide for in connection with the amendment or termination, provided that any such vesting acceleration does not subject any Participant to taxation under Code §409A.

(D) Cessation of Future Contributions. The Employer in its Adoption Agreement may elect at any time to amend the Plan to cease future accruals as of a specified date. In such event, the Plan remains in effect (except those provisions permitting the frozen accruals) until all Benefits are paid in accordance with the Plan terms, or, if earlier, upon the Employer’s termination of the Plan.

6.04 Fair Construction. The Employer and Participant intend that this Plan in form and in operation comply with Code 409A, the regulations thereunder, and all other present and future Applicable Guidance. The Employer and any other party with authority to interpret or administer the Plan will interpret the Plan terms in a manner which is consistent with Applicable Law. However, as required under Treas. Reg.§1.409A-1(c)(1), the “interpretation” of the Plan does not permit the deletion of material terms which are expressly contrary to Code §409A and the regulations thereunder and also does not permit the addition of missing terms necessary to comply therewith. Such deletions or additions may be accomplished only be means of a Plan amendment under Section 6.03(A). Any Employer, initial payment election, change payment election or any other Plan permitted election, notice or designation which is not compliant with Applicable Law is not an “election” or other action under the Plan and has no effect whatsoever. In the event the Employer fails to make an election or fails to make a compliant election, the Employer will apply the Plan’s default terms under Sections 4.01(B) and 4.02(A)(4).

6.05 Notice and Elections. Any notice given or election made under the Plan must be in writing and must be delivered or mailed by certified mail, to the Employer, the Trustee or to the Participant as appropriate. The Employer will prescribe the form of any Plan notice or election to be given to or made by Participants. Any notice or election will be deemed given or made as of the date of delivery, or if given or made by certified mail, as of three (3) business days after mailing.

Nonqualified Deferred Compensation Prototype Plan
6.06 Administration. The general administration of the Plan shall be Vested in the Employer. The Employer shall be the “Named Fiduciary” of the Plan as such term is defined in ERISA §402(a) and the “Administrator” as such term is defined in ERISA §3. The decision of the Plan Administrator in matters within its discretion shall be final, binding, and conclusive upon the Employer and Employee, his beneficiaries, and every other person concerned. The Employer will administer and interpret the Plan, including making a determination of the Vested portion of Benefit due any Participant under the Plan. As a condition of receiving any Plan Benefit to which a Participant otherwise may be entitled, a Participant will provide such information and will perform such other acts as the Employer reasonably may request. The Employer may cause the Plan to forfeit any or all of a Participant’s Vested Benefit, if the Participant fails to cooperate reasonably with the Employer in the administration of the Plan, provided that this provision does not apply to a bona fide dispute under Section 4.04(A)(2). The Employer may retain agents to assist in the administration of the Plan and may delegate to agents such duties as it sees fit. The decision of the Employer or its designee concerning the administration of the Plan is final and is binding upon all persons having any interest in the Plan. The Employer will indemnify, defend and hold harmless any Employee designated by the Employer to assist in the administration of the Plan from any and all loss, damage, claims, expense or liability with respect to this Plan (collectively, “claims”) except claims arising from the intentional acts or gross negligence of the Employee.

6.07 Costs and Expenses. The Employer will pay the other costs, expenses and fees associated with the operation of the Plan, excluding those incurred by Participants.

6.08 Reporting. The Employer will report Deferred Compensation for Employee Participants on Form W-2 for and on Form 1099-MISC for Contractor Participants in accordance with Applicable Guidance.

6.09 ERISA Claims Procedure. If this Plan is established as a “top-hat plan” within the meaning of DOL Reg. §2520.104-23, the following claims procedure under DOL Reg. §2560.503-1 applies. For purposes of the Plan’s claims procedure under this Section 6.09, the “Plan Administrator” means the Employer. A Participant may file with the Plan Administrator a written claim for benefits, if the Participant disputes the Plan Administrator’s determination regarding the Participant’s Plan benefit. However, the Plan Administrator will cause the Plan to pay only such benefits as the Plan Administrator in its discretion determines a Participant is entitled to receive. The Plan Administrator under this Section 6.09 will provide a separate written document to affected Participants which explains the Plan’s claims procedure and which by this reference is incorporated into the Plan. If the Plan Administrator makes a final written determination denying a Participant’s claim, the Participant must file an appeal with respect to the denied claim within 180 days following the date of the Plan Administrator’s final determination.

6.10 Arbitration. If Participant’s claim for benefits is denied and a Participant’s appeal of the denial of benefits is denied, the Participant may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Participant and the Plan Administrator. The Arbitrator shall operate under any generally recognized set of arbitration rules. The Participant and the Employer agree the parties, their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination. If a dispute arises as to the Employer’s “Discharge for Cause” of the Participant, such dispute shall likewise be submitted to arbitration as above described and the parties agree to be bound by the decision of the Arbitrator.

6.11 Applicable Law. This Plan shall be construed in accordance with and governed by the laws of the State of Texas.

6.12  Confidentiality of Agreement. Participant will treat the existence and the terms of the Plan as strictly confidential. Participant will not disclose, either directly or indirectly, to any person or entity, other than Participant’s immediate family, (i) the benefits, terms or conditions of the Plan, (ii) any discussion or negotiations which occurred with respect to the Plan without the prior written consent of the Employer, except as required for income reporting purposes or as required by a court of competent jurisdiction or other administrative or legislative body. Prior to disclosing any of the confidential information to a court or other administrative or legislative body, Participant shall promptly notify the Employer so it may seek a protective order or other appropriate remedy.

VII. 409A AMOUNTS AND GRANDFATHERED AMOUNTS

7.01 409A Amounts. The terms of this Plan control as to any 409A Amount.

Nonqualified Deferred Compensation Prototype Plan
7.02 Grandfathered Amounts. A Grandfathered Amount remains subject to the terms of the Plan as in effect before January 1, 2005, unless the Employer makes a material modification to the Plan as described in Treas. Reg. §1.409A-6(a)(4).

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